July 21, 2005

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY MOTOR XPRESS CORP. REPORTS SECOND QUARTER RESULTS
Net Earnings Improve 104%

FORT DODGE, IOWA (PR Newswire) July 21, 2005—Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the second quarter and six months ended June 30, 2005.

For the quarter, net earnings improved 104% to $1.4 million compared to $665,000 for the same quarter in 2004. For the first six months of 2005, net earnings, excluding unusual items, improved 580% to $1.9 million compared to $273,000 in the 2004 period.

For the second quarter of 2005, operating revenue increased approximately 18.6% to $55.4 million from $46.7 million for the corresponding quarter in 2004. Operating revenue, excluding fuel surcharge revenue of $6.6 million, increased approximately 10.3% to $48.3 million from $43.8 million, excluding fuel surcharge revenue of $2.7 million, for the corresponding quarter in 2004. Net earnings was $1.4 million, or $0.27 per basic and diluted share, compared with net earnings of $665,000, or $0.14 per basic share and $0.13 per diluted share, for the same quarter in 2004.

For the first six months of 2005, operating revenue increased approximately 16.4% to $105.1 million from $90.3 million for the first six months in 2004. Operating revenue, excluding fuel surcharge revenue of $11.5 million, increased approximately 8.8% to $92.9 million from $85.4 million, excluding fuel surcharge revenue of $4.5 million, for the first six months in 2004. Net earnings was $1.9 million, or $0.38 per basic share and $0.37 per diluted share, compared with net earnings of $1.0 million, or $0.21 per basic share and $0.20 per diluted share, for the first six months in 2004. (Net earnings for the first six months in 2004 included $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds. Without the life insurance proceeds, net earnings for the first six months in 2004 would have been $273,000, or $0.06 per basic and diluted share.)

G. Larry Owens, President and Chief Executive Officer, commented, “Our earnings this quarter represent our best quarterly performance since 1999. Our second quarter 2005 revenue, excluding fuel surcharge revenue, exceeded the revenue from the second quarter of 2004 by $4.5 million, a 10.3% improvement, resulting from a 5.6% increase in weighted average tractors and increased truck production. For the quarter, average revenue per seated tractor per week increased by $87, 3.0%, compared to the second quarter of 2004 primarily due to a $0.10 increase in average revenue per loaded mile.

“During the quarter, we reduced our operating ratio by more than 120 basis points as compared to the second quarter of 2004. Increased freight rates more than offset increased operating costs. Average fuel prices increased 32% to $2.15 per gallon this quarter compared to $1.63 per gallon in the second quarter of 2004. Increased fuel surcharge revenue mitigated approximately 87% of this price increase. On three occasions since the third quarter of 2004 we have increased driver wages in response to the market. We continually monitor expenses and have increased our truck to non-driver employee ratio to 4.91 during the second quarter of 2005 from 4.39 during the second quarter of 2004, a 12% improvement.

“During the past two years, we have successfully planned for and implemented strategies to turn around the profitability of Smithway. During this period, we have experienced dramatic improvement as we implemented major changes and as our industry conditions recovered from a very depressed situation. We expect future improvement in our profitability as we manage our business carefully. However, because we have already reaped the initial substantial benefits of our changes and improving industry conditions, we expect future improvement will occur at a slower rate and, in any event, will depend upon many factors, including freight demand, fuel prices, and driver availability.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2005	2004	2005

Operating revenue:
Freight	$46,461	$54,958	$89,869	$104,405
Other	218	398	410	675

Operating revenue	46,679	55,356	90,279	105,080

Operating expenses:
Purchased transportation	15,181	19,147	29,259	35,515
Compensation and employee benefits	13,119	14,581	26,700	28,241
Fuel, supplies, and maintenance	8,984	11,937	17,642	23,015
Insurance and claims	1,332	1,658	2,665	3,666
Taxes and licenses	991	1,032	1,872	1,905
General and administrative	1,712	1,824	3,434	3,766
Communications and utilities	314	265	680	596
Depreciation and amortization	3,315	2,186	6,492	4,324

Total operating expenses	44,948	52,630	88,744	101,028

Earnings from operations	1,731	2,726	1,535	4,052

Other (expense) income:
Interest expense	(390)	(399)	(763)	(768)
Interest income	6	18	10	51
Life Insurance Proceeds	—	—	727	—

Earnings before income taxes	1,347	2,345	1,509	3,335
Income tax expense	682	990	509	1,477

Net earnings	$665	$1,355	$1,000	$1,858

Basic earnings per share	$0.14	$0.27	$0.21	$0.38
Diluted earnings per share	$0.13	$0.27	$0.20	$0.37
Basic weighted average common shares outstanding	4,847,173	4,936,624	4,846,997	4,920,325
Diluted weighted average common shares outstanding	4,938,463	5,047,458	4,926,214	5,034,761

OPERATING STATISTICS
Operating ratio	96.3%	95.1%	98.3%	96.1%
Average operating revenue per tractor per week	$3,069	$3,445	$2,975	$3,275
Average revenue per tractor per week*	$2,767	$2,864	$2,700	$2,767
Average revenue per seated tractor per week*	$2,880	$2,967	$2,766	$2,856
Average length of haul in miles	663	625	665	627
Average revenue per loaded mile*	$1.46	$1.56	$1.43	$1.54
Ending company tractors	722	763	722	763
Ending owner/operators tractors	433	471	433	471
Ending trailers	2,200	2,073	2,200	2,073
Weighted average tractors	1,170	1,236	1,167	1,234

*excludes fuel surcharge, brokerage, and other revenue.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	June 30,
	2004	2005
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,054	$4,016
Receivables, net	16,776	20,509
Inventories	948	955
Prepaid expenses and other	4,142	4,870

Total current assets	26,920	30,350

Property and equipment	117,048	120,391
Less accumulated depreciation	67,772	65,745

Net property and equipment	49,276	54,646

Other assets	2,080	2,065

Total assets	$78,276	$87,061

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$9,301	$7,226
Accounts payable and accrued expenses	15,256	20,448

Total current liabilities	24,557	27,674

Long-term debt	20,008	23,900
Deferred income taxes	10,702	10,530

Total liabilities	55,267	62,104

Stockholders’ equity	23,009	24,957

Total liabilities and stockholders’ equity	$78,276	$87,061